Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-13144, 333-169239 and 333-204869) pertaining to the Employee’s stock option plans of Compugen Ltd. and Registration Statements on Form F-3 (File No. 333-198368 and 333-213007) of our report dated February 16, 2017, with respect to the consolidated financial statements of Compugen Ltd. and the effectiveness of internal control over financial reporting of Compugen Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

February 16, 2017	/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global